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                                                                     EXHIBIT 3.1

                           CERTIFICATE OF DESIGNATION
                                       OF
                RIGHTS, PREFERENCES, PRIVILEGES AND RESTRICTIONS
                                       OF
                      SERIES B CONVERTIBLE PREFERRED STOCK
                                       OF
                            JDA SOFTWARE GROUP, INC.

The undersigned officer of JDA Software Group, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the "DGCL"), does hereby certify the following:

A. The Corporation has authorized 2,000,000 shares of Preferred Stock, par value $0.01 per share, none of which has been issued.

B. Pursuant to the authority conferred upon the Board of Directors of the Corporation (the "Board") by its Third Restated Certificate of Incorporation (the "Certificate of Incorporation"), and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board has duly adopted recitals and resolutions in accordance with the powers granted it by the Certificate of Incorporation, which resolutions remains in full force and effect on the date hereof, as follows:

WHEREAS, the Certificate of Incorporation provides for a class of stock designated "Preferred Stock", issuable from time to time in one or more series;

WHEREAS, the Board is authorized, within the limitations and restrictions stated in the Certificate of Incorporation, to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them; and,

WHEREAS, the Board desires, pursuant to its authority as aforesaid, to designate a series of Preferred Stock as "Series B Convertible Preferred Stock" and to fix and determine the number of shares constituting such series and the rights, preferences, privileges and restrictions of such series.

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NOW, THEREFORE, BE IT RESOLVED, that the Board hereby designates such new series of Preferred Stock and the number of shares constituting such series as follows:

I. Designation of Series. The Corporation shall have a series of Preferred Stock designated as "Series B Convertible Preferred Stock" (the "Series B Preferred").

II. Designation of Number of Shares of Series B Preferred. The number of shares constituting the Series B Preferred shall be 50,000 shares.

III. Rank of Series B Preferred. The Series B Preferred shall, with respect to dividend rights and rights on liquidation, winding up and dissolution, rank senior to all classes of common stock of the Corporation (including Common Stock (as hereinafter defined)) and senior to any other class of capital stock or series of preferred stock, unless the issuance of capital stock being on parity with or senior to the Series B Preferred shall be in compliance with this Certificate of Designation.

IV. Fixing the Rights, Preferences, Privileges and Restrictions of the Series B Preferred. The rights, preferences, privileges and restrictions hereby granted to and imposed upon the Series B Preferred are as follows:

                                     * * * *

SECTION 1. DIVIDENDS.

          The Series B Preferred shall not bear a fixed yield or dividend. However, in the event that the Corporation declares or pays any dividends upon the Common Stock (whether payable in cash, securities or other property) other than dividends payable solely in shares of Common Stock, the Corporation also shall declare and pay to the holders of the Series B Preferred, at the same time that it declares and pays such dividends to the holders of the Common Stock, the dividends which would have been declared and paid with respect to the Common Stock issuable upon conversion of the Series B Preferred had all of the outstanding Series B Preferred been converted immediately prior to the record date for such dividend or, if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividends are to be determined.

SECTION 2. LIQUIDATION.

          2A. Liquidation Events. Upon any liquidation, dissolution or winding up of the Corporation (whether voluntary or involuntary) (a "Liquidation Event"), each holder of Series B Preferred shall be entitled to be paid out of cash legally available for distribution to stockholders, before any distribution or payment is made upon any Junior Securities, an amount in cash equal to the greater of (i) the aggregate Liquidation Value of all shares of the Series B Preferred (each, a "Share" and collectively, the "Shares") held by such holder plus all accrued and unpaid dividends thereon and (ii) the aggregate amount that would be paid in connection with such Liquidation Event with respect to the Common Stock issuable upon conversion of all Shares held by such holder had all of the outstanding Series B Preferred been converted immediately prior to such Liquidation Event, and the holders of Series B Preferred shall not be


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entitled to any further payment. If upon any such Liquidation Event the
Corporation's assets to be distributed among the holders of the Series B Preferred are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid under this Section 2A, then the entire assets available to be distributed to the Corporation's stockholders shall be distributed pro rata among such holders based upon the aggregate Liquidation Value (plus all accrued and unpaid dividends) of the Series B Preferred held by each such holder.

          2B. Notice. Not less than 40 days and not more than 90 days prior to the payment date stated therein, the Corporation shall deliver written notice of any such Liquidation Event, and not less than 40 days and not more than 90 days prior to consummating any transaction deemed a Liquidation Event as described in
Section 2C below, the Corporation shall deliver written notice of such transaction, in each case to each record holder of Series B Preferred, setting forth in reasonable detail the amount of proceeds to be paid with respect to each Share and each share of Common Stock in connection with such Liquidation Event or the terms of such transaction described in Section 2C (including the amount to be paid with respect to each Share and each share of Common Stock in connection therewith), as the case may be.

          2C. Deemed Liquidation Events. Upon the election of the Majority Holders delivered to the Corporation within 15 days after receipt of the Corporation's notice to the holders of Series B Preferred under Section 2B, any consolidation or merger of the Corporation with or into another entity or entities (whether or not the Corporation is the surviving entity) or any sale or transfer by the Corporation of all or substantially all of its assets (determined either for the Corporation alone or with its Subsidiaries on a consolidated basis) or any sale, transfer or issuance or series of sales, transfers and/or issuances of shares of the Corporation's capital stock by the Corporation or the beneficial or record holders thereof as a result of which such holders of the Corporation's outstanding capital stock possessing the voting power (under ordinary circumstances) to elect a majority of the Corporation's Board of Directors immediately prior to such sale or issuance cease to own the Corporation's outstanding capital stock possessing the voting power (under ordinary circumstances) to elect a majority of the Corporation's Board of Directors, shall be deemed to be a Liquidation Event for purposes of this Section 2, and, to the extent permitted by the Senior Debt, the holders of the Series B Preferred shall be entitled to receive a payment from the Corporation equal to the amounts payable with respect to the Series B Preferred upon a Liquidation Event under this Section 2 (the "Liquidation Payment Amount") in cancellation of their Shares upon the consummation of any such transaction; provided that the foregoing provision shall not apply to any merger in which (i) the Corporation is the surviving entity, (ii) the terms of the Series B Preferred are not changed and the Series B Preferred is not exchanged for any cash, securities or other property, (iii) the beneficial holders of the Corporation's outstanding capital stock immediately prior to the merger shall continue to own shares of the Corporation's outstanding capital stock possessing the voting power (under ordinary circumstances) to elect a majority of the Corporation's Board of Directors and (iv) no Person or group of Persons (as the term "group" is used under the Securities Exchange Act of 1934), other than the holders of Series B Preferred as of the date of the Purchase Agreement, has "beneficial ownership" (as that term is used under the Securities Exchange Act of 1934, as amended) of more than 25% of the outstanding Common Stock. The Corporation shall give prompt written notice of any such election of the Majority Holders to all other holders of Series B Preferred within five days after the receipt thereof, and each such holder shall have until the


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fifth business day prior to the date of consummation of such deemed Liquidation
Event to demand payment from the Corporation of the Liquidation Payment Amount in cancellation of their Shares upon the consummation of any such transaction. The Majority Holders shall have the right to elect the benefits of either this
Section 2 or Section 3G hereof in connection with any such merger, consolidation or sale of assets.

SECTION 3. REDEMPTIONS.

          3A. Scheduled Redemption. At any time after September 6, 2013, any holder of Series B Preferred may demand redemption of all or any part of the Shares of Series B Preferred then held by such holder. Holders may exercise such redemption right by giving written notice to the Corporation of such election not more than 60 days and not less than 15 days prior to the date on which such redemption is to be made. Upon such holders' redemption election pursuant to this Section 3A, the Corporation shall be obligated to redeem such Shares on the date specified in such notice at a price per Share equal to the Cash Redemption Price.

          3B. Redemption Payments. For each Share which is to be redeemed hereunder, the Corporation shall be obligated on the Redemption Date to pay to the holder thereof (upon surrender by such holder at the Corporation's principal office of the certificate representing such Share) an amount in cash equal to the Cash Redemption Price. If the funds of the Corporation legally available for redemption of Shares on any Redemption Date are insufficient to redeem the total number of Shares to be redeemed on such date, those funds which are legally available shall be used to redeem the maximum possible number of Shares pro rata among the holders of the Shares to be redeemed based upon the aggregate Cash Redemption Price of such Shares held by each such holder. At any time thereafter when additional funds of the Corporation are legally available for the redemption of Shares, such funds shall immediately be used to redeem the balance of the Shares which the Corporation has become obligated to redeem on any Redemption Date but which it has not redeemed.

          3C. Upon Notice of Redemption. Upon mailing any redemption notice, the Corporation shall become obligated to redeem the total number of Shares specified in such notice at the time of redemption specified therein in accordance with the applicable paragraph of this Section 3. In case fewer than the total number of Shares represented by any certificate are redeemed in any redemption hereunder, a new certificate representing the number of unredeemed Shares shall be issued to the holder thereof without cost to such holder within five business days after surrender of the certificate representing the redeemed Shares.

          3D. Dividends After Redemption Date. No Share shall be entitled to any dividends accruing after the date on which the Cash Redemption Price specified herein is paid to the holder of such Share. On such date, all rights of the holder of such Share (other than as set forth in Section 3D) shall cease, and such Share shall no longer be deemed to be issued and outstanding.

          3E. Redeemed or Otherwise Acquired Shares. Any Shares which are redeemed or otherwise acquired by the Corporation shall be canceled and shall not be reissued, sold or transferred.


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          3F. Other Redemptions or Acquisitions. The Corporation shall not, nor shall it permit any Subsidiary to, redeem or otherwise acquire any Shares of Series B Preferred, except as expressly authorized herein or pursuant to a purchase offer made pro rata to all holders of Series B Preferred on the basis of the number of Shares owned by each such holder. Except as otherwise provided herein, the number of Shares of Series B Preferred to be redeemed from each holder thereof in redemptions hereunder shall be the number of Shares determined by multiplying the total number of Shares to be redeemed times a fraction, the numerator of which shall be the total number of Shares then held by such holder and the denominator of which shall be the total number of Shares then outstanding, but in no event more than the number of Shares of which such holder has accepted or requested redemption.

          3G. Special Redemptions.

          (i) If a Change in Ownership has occurred or the Corporation obtains knowledge that a Change in Ownership is proposed to occur, the Corporation shall give prompt written notice of such Change in Ownership describing in reasonable detail the material terms and date of consummation thereof to each holder of Series B Preferred, but in any event such notice shall not be given later than five days after the occurrence of such Change in Ownership, and the Corporation shall give each holder of Series B Preferred prompt written notice of any material change in the terms or timing of such transaction. The Majority Holders may require, to the extent permitted by the Senior Debt, the Corporation to redeem all or any portion of the Series B Preferred owned by such holder or holders at a price per Share equal to the Cash Redemption Price by giving written notice to the Corporation of such election prior to the later of (a) 15 days after receipt of the Corporation's notice and (b) 15 days prior to the consummation of the Change in Ownership (the "Expiration Date"). The Corporation shall give prompt written notice of any such election to require the Corporation to redeem all or any portion of the Series B Preferred to all other holders of Series B Preferred within five days after the receipt thereof, and each such holder shall have until the later of (a) the Expiration Date or (b) ten days after receipt of such second notice to request redemption hereunder (by giving written notice to the Corporation) of all or any portion of the Series B Preferred owned by such holder.

          Upon receipt of such election(s), the Corporation shall be obligated, to the extent permitted by the Senior Debt, to redeem the aggregate number of Shares specified therein on the later of (a) the occurrence of the Change in Ownership or (b) five days after the Corporation's receipt of such election(s). If any proposed Change in Ownership does not occur, all requests for redemption in connection therewith shall be automatically rescinded, or if there has been a material change in the terms or the timing of the transaction, any holder of Series B Preferred may rescind such holder's request for redemption by giving written notice of such rescission to the Corporation.

          (ii) If a Fundamental Change is proposed to occur, the Corporation shall give written notice of such Fundamental Change describing in reasonable detail the material terms and date of consummation thereof to each holder of Series B Preferred not more than 45 days nor less than 20 days prior to the consummation of such Fundamental Change, and the Corporation shall give each holder of Series B Preferred prompt written notice of any material change in the terms or timing of such transaction. The Majority Holders may require, to the extent permitted


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by the Senior Debt, the Corporation to redeem all or any portion of the Series B
Preferred owned by such holder or holders at a price per Share equal to the Cash Redemption Price by giving written notice to the Corporation of such election prior to the later of (a) fifteen days prior to the consummation of the Fundamental Change or (b) ten days after receipt of notice from the Corporation. The Corporation shall give prompt written notice of such election to all other holders of Series B Preferred (but in any event within five days prior to the consummation of the Fundamental Change), and each such holder shall have until two days after the receipt of such notice to request redemption (by written notice given to the Corporation) of all or any portion of the Series B Preferred owned by such holder.

          Upon receipt of such election(s), the Corporation shall be obligated, to the extent permitted by the Senior Debt, to redeem the aggregate number of Shares specified therein upon the consummation of such Fundamental Change. If any proposed Fundamental Change does not occur, all requests for redemption in connection therewith shall be automatically rescinded, or if there has been a material change in the terms or the timing of the transaction, any holder of Series B Preferred may rescind such holder's request for redemption by delivering written notice thereof to the Corporation prior to the consummation of the transaction.

SECTION 4. VOTING RIGHTS.

          4A. Election of Directors. In the election of directors of the Corporation, the holders of the Series B Preferred, voting separately as a single series to the exclusion of all other classes and series of the Corporation's capital stock and with each Share of Series B Preferred entitled to one vote, shall be entitled (so long as Thoma Cressey is the Majority Holder, but in no event at any time that Thoma Cressey is not the Majority Holder) at an annual or special meeting of the shareholders to elect one director to serve as a member of the Corporation's Board of Directors (the "Series B Director"), until his successor is duly elected by the holders of the Series B Preferred, subject to prior death, resignation, retirement, disqualification, or removal or termination of term of office in accordance with this Section 4A. The Series B Director so elected shall be in addition to the directors elected by the holders of the Common Stock of the Corporation, and shall in accordance with the Corporation's bylaws increase the maximum number of directors otherwise permitted pursuant to the Corporation's bylaws.

          (i) Initial Appointment. Upon the initial issuance of any Series B Preferred, the vacancy resulting from the directorship newly created hereby shall be filled by a vote of the other directors on the Board of Directors to designate Orlando Bravo as the initial Series B Director.

          (ii) Subsequent Designation and Election. At any time that the holders of Series B Preferred are entitled to elect a Series B Director pursuant to
Section 4A above, the individual designated by the Majority Holders shall be elected by the holders of the Series B Preferred as the Series B Director and all holders of Series B Preferred shall vote their Shares in such a manner to effect the election of the Series B Director designated by the Majority Holders.


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          (iii) Qualifications; Disqualification; Resignation; Termination of
Term; Removal; and Vacancies.

               (a) Qualification. Notwithstanding appointment or election to the Board of Directors, the Series B Director's qualification to serve on the Board of Directors is subject to compliance with any then existing applicable local, state or federal law or regulations governing the business operations of the Corporation and the Corporation's directors generally.

               (b) Resignation. The Series B Director may resign from the Board of Directors at any time by giving written notice to the Corporation at its principal executive office. The resignation is effective without acceptance when the notice is given to the Corporation, unless a later effective time is specified in the notice.

               (c) Termination of Term of Office. So long as any Series B Preferred remains outstanding and Thoma Cressey is the Majority Holder, the term of office of the Series B Director may be terminated only by the Majority Holders. The term of office of the Series B Director shall automatically terminate on the date on which Thoma Cressey is no longer the Majority Holder.

               (d) Removal. So long as any Series B Preferred remains outstanding, the Series B Director may be removed only by (I) a written direction of removal delivered to the Corporation by the Majority Holders or (II) a resolution of the Board of Directors excluding such Series B Director if such Series B Director fails to meet the requirements for qualification provided for in Section 4A(iii)(a).

               (e) Vacancies. In the event of a vacancy on the Board resulting from the death, disqualification, resignation, retirement or termination of term of office of the Series B Director designated by the Majority Holders, the resulting vacancy shall be filled by a representative designated in a writing to the Corporation by the Majority Holders, until the next annual or special meeting of the shareholders (and at such meeting, such representative, or another representative designated by the Majority Holders, will be elected to the Board in the manner described in this
     Section 4A). If the Majority Holders fail or decline to fill the vacancy, then the directorship shall remain open until such time as the Majority Holders elect to fill it with a representative designated hereunder.

          (iv) Committees. The Series B Director shall serve on any executive committee of the Board of Directors and on any pricing committee relating to the offering or sale of securities by the Corporation and, in each case, on any successor or comparable committee thereto.

          (v) Fees & Expenses. The Series B Director shall be entitled to all fees, other compensation and reimbursement of expenses paid to Board of Directors members who are not employees of the Corporation or its Subsidiaries.


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          (vi) Reporting Information. The Majority Holders shall provide the
Corporation with all necessary assistance and information related to the Series B Director that is required (or would be required if the Corporation were subject to Regulation 14A under the Securities Exchange Act of 1934, as amended) to be disclosed in solicitations of proxies or otherwise, including such person's written consent to being named in the proxy statement (if applicable) and to serving as a director if elected.

          (vii) Voting Agreement. The holders of Series B Preferred intend the provisions of this Section 4A to be enforceable as a shareholder voting agreement in accordance with the provisions of the DGCL.

          4B. Other Voting Rights. The holders of the Series B Preferred shall be entitled to notice of all stockholders meetings in accordance with the Corporation's bylaws and shall be entitled to all votes as a single class provided for or required by applicable law, and, except as otherwise required by applicable law, the holders of the Series B Preferred shall be entitled to vote on all matters submitted to the stockholders for a vote together as a single class with (i) the holders of the Common Stock, (ii) the holders of any class or series of preferred stock entitled to vote with the Common Stock and (iii) the holders of any note or debenture entitled to vote with the Common Stock, in each case pursuant to the terms of the Certificate of Incorporation or any certificate of designation, with each share of Series B Preferred entitled to one vote for each share of Common Stock issuable upon conversion of the Series B Preferred as of the record date for such vote or, if no record date is specified, as of the date of such vote; provided that, so long as at least shares of Series B Preferred greater than or equal to 25% of the shares initially issued in by the Corporation on July 5, 2006 remain outstanding, written consent or other affirmative vote of the Majority Holders (which Majority Holders shall act in good faith to provide the Corporation with a response (whether affirmative or negative) to any request for the written consent or other affirmative vote of the Majority Holders hereunder and to make any requests for additional information necessary or desirable in considering such request), voting as a single and separate class, will be required (so long as Thoma Cressey is the Majority Holder, but in no event at any time that Thoma Cressey is not the Majority Holder) for the Corporation to:

          (i) authorize, issue, sell (including from treasury) or enter into any agreement providing for the issuance or sale (contingent or otherwise) of, or take any action that would amend the terms of or reclassify any existing securities so as to constitute, (a) any capital stock or other equity securities of the Corporation or any Subsidiary (or any such securities convertible into or exchangeable for any capital stock or other equity securities or containing equity or profit participation features), other than issuances of up to an aggregate of 6,254,418 shares of Common Stock (as such number of shares is proportionately adjusted for subsequent stock splits, combinations, dividends, recapitalizations, reclassifications and similar events affecting the Common Stock) upon the exercise of Options issued pursuant to the Permitted Stock Plans and other than the issuance, sale or entering into any agreements with respect thereto of Junior Securities for a price no less than their Market Price, or (b) any additional shares of Series B Preferred;


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          (ii) consummate or permit any Subsidiary to consummate any Fundamental
Change, Organic Change or Change in Ownership or permit any Subsidiary to merge or consolidate with any Person (other than a merger or consolidation with the Corporation or between or among Wholly-Owned Subsidiaries) within three years of the original date of issuance of the Series B Preferred;

          (iii) liquidate, dissolve or effect a recapitalization or reorganization in any form of transaction (including, without limitation, any reorganization into a limited liability company, a partnership or any other non-corporate entity which is treated as a partnership for federal income tax purposes);

          (iv) make any material change to the Corporation's capital structure;

          (v) make an assignment for the benefit of creditors or admit in writing its inability to pay its debts generally as they become due; or petition or apply, or permit any Subsidiary to petition or apply, to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Corporation or any Subsidiary or of any substantial part of the assets of the Corporation or any Subsidiary, or commence any proceeding (other than a proceeding for the voluntary liquidation and dissolution of a Subsidiary) relating to the Corporation or any Subsidiary under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or, after any such petition or application is filed, or any such proceeding is commenced, against the Corporation or any Subsidiary, either (A) by any act of the Corporation or any Subsidiary indicate its approval thereof, consent thereto or acquiescence therein or (B) fail to seek to have such petition, application or proceeding dismissed;

          (vi) acquire or enter into, or permit any Subsidiary to acquire or enter into, any material interest or material Investment in any company or business (whether by a purchase of assets, purchase of stock, merger or otherwise), or any material joint venture (including by issuing or selling any shares of the capital stock, or rights to acquire shares of the capital stock, of any Subsidiary to any Person other than the Corporation or a Wholly-Owned Subsidiary);

          (vii) create, incur, assume or suffer to exist or enter into any agreement providing for a facility from which it may incur, or permit any Subsidiary to create, incur, assume or suffer to exist or enter into any agreement providing for a facility from which it may incur, Funded Debt;

          (viii) become subject to, or permit any of its Subsidiaries to become subject to, (including, without limitation, by way of amendment to or modification of) any agreement or instrument which by its terms would (under any circumstances) restricts (a) the right of any Subsidiary to make loans or advances or pay dividends to, transfer property to, or repay any indebtedness owed to, the Corporation or another Subsidiary or (b) the Corporation's right to perform the provisions of this Certificate of Designation or the Corporation's bylaws (including, without limitation, restrictions relating to the declaration and payment of dividends on and/or the making of redemptions of the Series B Preferred as contemplated by this Certificate of Designation and/or relating to conversions of the Series B Preferred);


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          (ix) increase the number of authorized shares of any series of preferred stock or alter, change or otherwise affect or impair the rights, preferences or powers or the relative preferences and priorities of the holders of any series of preferred stock;

          (x) make any amendment to the Certificate of Incorporation, this Certificate of Designation or the Corporation's bylaws (other than as required by law);

          (xi) adopt or amend any anti-takeover protections (including, without limitation, any agreement in which the payment of money is or could be triggered by a change of control or any shareholder rights plan or poison pill plan or similar arrangement relating to accumulations of beneficial ownership of the Corporation's capital stock or a change in control of the Corporation), other than the adoption or entering into of change of control agreements with officers of the Corporation on terms substantially similar to the terms of the change of control agreements between the corporation and officers of the Corporation in effect on the date of the initial issuance of the Series B Preferred; or

          (xii) commit or agree to do any of the foregoing.

Notwithstanding the foregoing, no consent or affirmative vote of the Majority Holders shall be required for the Corporation or any of its Subsidiaries to (x) enter into any agreement with respect to the initial incurrence of the Senior Debt or any incurrence of revolving credit indebtedness thereunder (including the incurrence of liens), (y) perform any of its obligations thereunder or abide by any of the provisions thereof or (z) repay or prepay any loans, indebtedness or obligations thereunder when due, including the repayment of revolving credit loans from time to time, in accordance with the terms thereof.

SECTION 5. CONVERSION.

          5A. Conversion at the Holder's Option. At any time and from time to time, any holder of Series B Preferred may convert (without the payment of any additional consideration) all or any portion of the Series B Preferred (including any fraction of a Share) held by such holder into a number of shares of Conversion Stock computed by multiplying the number of Shares to be converted by $1,000 and dividing the result by the Conversion Price then in effect.

          5B. Conversion at the Corporation's Option. The Corporation may, at any time that the Market Price per shares of the Underlying Common Stock is greater than or equal to a price that is 250% of the Conversion Price then in effect, force a conversion of all (but not less than all) of the Shares of Series B Preferred then outstanding. The Corporation may exercise such conversion right by giving written notice to the holders of Series B Preferred of such election not less than 30 calendar days prior to the date on which such conversion is to be made.

          5C. Conversion Procedure.

          (i) Except as otherwise provided herein, each conversion of Series B Preferred shall be deemed to have been effected as of the close of business on the date on which


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the applicable notice of conversion has been made in accordance with this
Certificate of Designations. At the time any such conversion has been effected, the rights of the holder of the Shares converted as a holder of Series B Preferred shall cease and the Person or Persons in whose name or names any certificate or certificates for shares of Conversion Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Conversion Stock represented thereby.

          (ii) The conversion rights of any Share subject to redemption hereunder shall terminate on the Redemption Date for such Share unless the Corporation has failed to pay to the holder thereof the Cash Redemption Price for such Share.

          (iii) Notwithstanding any other provision hereof, if a conversion of Series B Preferred is to be made in connection with a Change in Ownership, a Fundamental Change or other transaction affecting the Corporation, the conversion of any Shares of Series B Preferred may, at the election of the holder thereof, be conditioned upon the consummation of such transaction, in which case such conversion shall not be deemed to be effective until such transaction has been consummated.

          (iv) As soon as possible after a conversion has been effected (but in any event within three business days), the Corporation shall deliver to the converting holder:

               (a) a certificate or certificates representing the number of shares of Conversion Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified;

               (b) payment in an amount equal to all accrued dividends with respect to each Share converted which have not been paid prior thereto; and

               (c) a certificate representing any Shares which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.

          (v) The Corporation shall declare the payment of all dividends payable under Section 5C(iv)(b) above. If the Corporation is not permitted under applicable law to pay any portion of the accrued and unpaid dividends on the Series B Preferred being converted, the Corporation shall pay such dividends to the converting holder as soon thereafter as funds of the Corporation are legally available for such payment. At the request of any such converting holder, the Corporation shall provide such holder with written evidence of its obligation to such holder.

          (vi) The issuance of certificates for shares of Conversion Stock upon conversion of Series B Preferred shall be made without charge to the holders of such Series B Preferred for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Conversion Stock. Upon conversion of each Share, the Corporation shall take all such actions as are necessary in order to insure that the Conversion Stock issuable with respect to such conversion shall be validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof.

          (vii) The Corporation shall not close its books against the transfer of Series B Preferred or of Conversion Stock issued or issuable upon conversion of Series B Preferred in any manner which interferes with the timely conversion of Series B Preferred. The Corporation shall assist and cooperate with any holder of Shares required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of Shares hereunder (including, without limitation, making any filings required to be made by the Corporation).

          (viii) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Conversion Stock, solely for the purpose of issuance upon the conversion of the Series B Preferred, such number of shares of Conversion Stock issuable upon the conversion of all outstanding Series B Preferred. All shares of Conversion Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Corporation shall take all such actions as may be necessary to assure that all such shares of Conversion Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Conversion Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance). The Corporation shall not take any action which would cause the number of authorized but unissued shares of Conversion Stock to be less than the number of such shares required to be reserved hereunder for issuance upon conversion of the Series B Preferred.

          5D. Conversion Price. The initial Conversion Price shall be $13.875. In order to prevent dilution of the conversion rights granted under this Section 5, the Conversion Price shall be subject to adjustment from time to time pursuant to this Section 5D, Section 5E, Section 5F and Section 5G.

          5E. Subdivision or Combination of Common Stock. If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and if the Corporation at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

          5F. Reorganization, Reclassification, Consolidation, Merger or Sale. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Corporation's assets or other transaction, in each case which is effected in such a manner that the holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, is referred to herein as an "Organic Change." Prior to the consummation of any Organic Change, the Corporation shall make appropriate provisions (in form and substance reasonably satisfactory to the Majority Holders) to insure that the Series B Preferred shall not be cancelled or retired as a result of such Organic Change and each of the holders of the Series B Preferred shall thereafter have the right to acquire and receive, in lieu of or in addition to (as the case may be) the shares of Conversion Stock immediately theretofore acquirable and receivable upon the conversion of such holder's Series B Preferred, such shares of stock, securities or assets as such holder would have received in connection with such Organic Change if such holder had converted its Series B Preferred immediately prior to such Organic Change. In each such case, the Corporation shall also make appropriate provisions (in form and substance reasonably satisfactory to the Majority Holders) to insure that the provisions of this Section 5 and Section 6 hereof shall thereafter be applicable to the Series B Preferred (including, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is other than the Corporation, an immediate adjustment of the Conversion Price, and a corresponding immediate adjustment in the number of shares of Conversion Stock acquirable and receivable upon conversion of Series B Preferred, if the value so reflected is less than the Conversion Price determined as of the date of such consolidation, merger or sale). The Corporation shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Corporation) resulting from consolidation or merger or the entity purchasing such assets assumes by written instrument (in form and substance reasonably satisfactory to the Majority Holders), the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

          5G. Certain Events. If any event occurs of the type contemplated by the provisions of this Section 5 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Corporation's Board of Directors shall make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of Series B Preferred; provided that no such adjustment shall increase the Conversion Price as otherwise determined pursuant to this Section 5 or decrease the number of shares of Conversion Stock issuable upon conversion of each Share of Series B Preferred.

          5H. Notices.

          (i) Immediately upon any adjustment of the Conversion Price, the Corporation shall give written notice thereof to all holders of Series B Preferred, setting forth in reasonable detail and certifying the calculation of such adjustment.

          (ii) The Corporation shall give written notice to all holders of Series B Preferred at least 20 days prior to the date on which the Corporation closes its books or takes a record (a) with respect to any dividend or distribution upon Common Stock, (b) with respect to any pro rata subscription offer to holders of Common Stock or (c) for determining rights to vote with respect to any Organic Change, dissolution or liquidation.

          (iii) The Corporation shall also give written notice to the holders of Series B Preferred at least 20 days prior to the date on which any Organic Change shall take place.

          5I. No Avoidance. If the Corporation shall enter into any transaction for the purpose of avoiding the application of the provisions of this Section 5, the benefits of such provisions shall nevertheless apply and be preserved.

SECTION 6. PURCHASE RIGHTS.

          If at any time the Corporation grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the "Purchase Rights"), then each holder of Series B Preferred shall be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Conversion Stock acquirable upon conversion of such holder's Series B Preferred immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

SECTION 7. EVENTS OF NONCOMPLIANCE.

          7A. Definition. An "Event of Noncompliance" shall have occurred if:

          (i) the Corporation fails to pay on any dividends with respect to the Series B Preferred that it is required to make pursuant to Section 1A hereof;

          (ii) the Corporation fails to make any redemption payment with respect to the Series B Preferred which it is required to make hereunder, whether or not such payment is legally permissible or is prohibited by any agreement to which the Corporation is subject;

          (iii) the Corporation materially breaches or otherwise materially fails to perform or observe any other covenant or agreement set forth herein or in any of the Transaction Documents and such breach or failure continues for a period of 30 days after notice is given the Corporation by any holder of Series B Preferred or the Corporation otherwise has actual knowledge thereof or any opinion of the Corporation's independent accountants on the Corporation's audited financial statements contains a going-concern exception;

          (iv) any representation or warranty contained in any of the Transaction Documents or required to be furnished to any holder of Series B Preferred pursuant to the Purchase Agreement, or any information contained in writing furnished by the Corporation or any Subsidiary to any holder of Series B Preferred, is false or misleading on the date made or furnished, and such breach of the representation or warranty has had or would reasonably be expected to result in a Material Adverse Effect;

          (v) the Corporation or any Subsidiary makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due; or an order, judgment or decree is entered adjudicating the Corporation or any Subsidiary bankrupt or insolvent; or any order for relief with respect to the Corporation or any Subsidiary is entered under the Federal Bankruptcy Code; or the Corporation or any Subsidiary petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Corporation or any Subsidiary or of any substantial part of the assets of the Corporation or any Subsidiary, or commences any proceeding (other than a proceeding for the voluntary liquidation and dissolution of a Subsidiary) relating to the Corporation or any Subsidiary under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or any such petition or application is filed, or any such proceeding is commenced, against the Corporation or any Subsidiary and either
(a) the Corporation or any such Subsidiary by any act indicates its approval thereof, consent thereto or acquiescence therein or (b) such petition, application or proceeding is not dismissed within 60 days;

          (vi) a judgment in excess of the sum of $25,000,000 plus (unless the applicable insurer has in any way disputed or denied such coverage) the amount of applicable insurance coverage is rendered against the Corporation or any Subsidiary and, within 60 days after entry thereof, such judgment is not fully discharged or execution thereof stayed pending appeal, or within 60 days after the expiration of any such stay, such judgment is not discharged; or

          (vii) the Corporation or any Subsidiary defaults in the performance of any obligation or agreement if the effect of such default is to cause an amount exceeding $25,000,000 to become due prior to its stated maturity or to permit the holder or holders of any obligation to cause an amount exceeding $25,000,000 to become due prior to its stated maturity.

          7B. Consequences of Events of Noncompliance.

          (i) If an Event of Noncompliance other than an Event of Noncompliance of the type described in Section 7A(v) has occurred and is continuing, the Majority Holders may demand (by written notice delivered to the Corporation), to the extent permitted by the Senior Debt, immediate redemption of all or any portion of the Series B Preferred owned by such holder or holders at a price per Share equal to the Cash Redemption Price. The Corporation shall give prompt written notice of such election to the other holders of Series B Preferred (but in any event within five days after receipt of the initial demand for redemption), and each such other holder may demand, to the extent permitted by the Senior Debt, immediate redemption of all or any portion of such holder's Series B Preferred by giving written notice thereof to the Corporation within seven days after receipt of the Corporation's notice. The Corporation shall redeem, to the extent permitted by the Senior Debt, all Series B Preferred as to which rights under this Section 7B(i) have been exercised within 15 days after receipt of the initial demand for redemption.

          (ii) If an Event of Noncompliance of the type described in Section 7A(v) has occurred, all of the Series B Preferred then outstanding shall, to the extent permitted by the Senior Debt, be subject to immediate redemption by the Corporation (without any action on the part of the holders of the Series B Preferred) at a price per Share equal to the Cash Redemption Price. The Corporation shall immediately redeem all Series B Preferred upon the occurrence of such Event of Noncompliance.

          (iii) If any Event of Noncompliance exists, each holder of Series B Preferred shall also have any other rights which such holder is entitled to under any contract or agreement at any time and any other rights which such holder may have pursuant to applicable law.

SECTION 8. REGISTRATION OF TRANSFER.

          The Corporation shall keep at its principal office a register for the registration of Series B Preferred. Upon the surrender of any certificate representing Series B Preferred at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of Shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of Shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on the Series B Preferred represented by such new certificate from the date to which dividends have been fully paid on such Series B Preferred represented by the surrendered certificate.

SECTION 9. REPLACEMENT.

          Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing Shares of Series B Preferred, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of Shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the Series B Preferred represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

SECTION 10. AMENDMENT AND WAIVER.

          No amendment, modification or waiver shall be binding or effective with respect to any provision of Sections 1 to 12 hereof without the prior written consent of the Majority Holders as of the time such action is taken; provided that if any such amendment, modification or waiver is to a provision in this Certificate of Designation that requires a specific vote to take an action thereunder or to take an action with respect to the matters described therein, such amendment, modification or waiver shall not be effective unless such vote is obtained with respect to such amendment, modification or waiver; and provided further that no change in the terms hereof may be accomplished by merger or consolidation of the Corporation with another corporation or entity unless the Corporation has obtained the prior written consent of the holders of the applicable percentage of the Series B Preferred then outstanding. No other course of dealing between the Corporation and the holder of any Series B Preferred or any delay in exercising any rights hereunder shall operate as a waiver of any rights of any such holders. For purposes of this Certificate of Designation, Series B Preferred held by the Corporation or any Subsidiaries shall not be deemed to be outstanding.

SECTION 11. NOTICES.

          All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Certificate of Designation shall be in writing and shall be deemed to have been given when delivered personally to the recipient, telecopied to the recipient (with hard copy sent by overnight courier in the manner provided hereunder) if sent prior to 4:00 p.m. Chicago time on a business day (and otherwise, on the immediately succeeding business day), one business day after being sent to the recipient by reputable overnight courier service (charges prepaid) or three business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent
(i) to the Corporation, at its principal executive offices and (ii) to any holder of Series B Preferred, at such holder's address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).

SECTION 12. DEFINITIONS.

          "Affiliate" of any particular Person means (i) any other Person controlling, controlled by or under common control with such particular Person, where "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise, and (ii) if such Person is a partnership or limited liability company, any partner or member thereof.

          "Cash Redemption Price" of any Share as of any date of determination means the greater of (a) the Liquidation Value thereof plus all accrued and unpaid dividends thereon and (b) the sum of (i) the Fair Market Value of the Conversion Stock issuable upon conversion of such Share of Series B Preferred (which, in the case of a redemption in connection with a Change in Ownership or Fundamental Change, shall be the Fair Market Value of the total consideration that the holder of the Share of Series B Preferred to be redeemed would have received in connection with such Change in Ownership or Fundamental Change had such holder converted such Share into Conversion Stock immediately prior to such Change in Ownership or Fundamental Change) plus (ii) accrued and unpaid dividends on such Share.

          "Change in Ownership" means any transaction or event (including, without limitation, any sale, transfer or issuance or series of sales, transfers and/or issuances of Common Stock by the Corporation or any holders thereof) which results in any Person or group of Persons (as the term "group" is used under the Securities Exchange Act of 1934, as amended), other than the initial holders of Series B Preferred, owning (including "beneficial ownership," as that term is used under the Securities Exchange Act of 1934, as amended) more than 25% of the Common Stock outstanding at the time of such transaction or event, or of capital stock of the Corporation possessing the voting power (under ordinary circumstances) to elect a majority of the Corporation's Board of Directors.

          "Closing" means the closing of the separate purchases and sales of the Series B Preferred pursuant to the Purchase Agreement.

          "Common Stock" means, collectively, the Corporation's Common Stock, par value $.01 per share, and any capital stock of any class of the Corporation hereafter authorized which is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any Liquidation Event.

          "Common Stock Deemed Outstanding" means, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock deemed to be outstanding pursuant to Sections 5C(i) and 5C(ii) hereof whether or not the Options or Convertible Securities are actually exercisable at such time, but excluding any shares of Common Stock issuable upon conversion of the Series B Preferred.

          "Conversion Stock" means shares of the Corporation's Common Stock, par value $.01 per share; provided that if there is a change such that the securities issuable upon conversion of the Series B Preferred are issued by an entity other than the Corporation or there is a change in the type or class of securities so issuable, then the term "Conversion Stock" shall mean one share of the security issuable upon conversion of the Series B Preferred if such security is issuable in shares, or shall mean the smallest unit in which such security is issuable if such security is not issuable in shares.

          "Convertible Securities" means any stock or securities directly or indirectly convertible into or exchangeable for Common Stock.

          "Disclosure Schedules" means the schedules referenced in the Purchase Agreement (other than the Schedule of Purchasers) and delivered to each of the Purchasers in a letter dated as of the date of the Purchase Agreement.

          "Event of Noncompliance" has the meaning specified in Section 7A.

          "Fair Market Value" means (a) with respect to cash, the amount thereof, (b) with respect to securities, their Market Price and (c) with respect to any consideration other than cash or securities, its fair value determined jointly by the Corporation's Board of Directors and the Majority Holders. If such parties are unable to reach agreement within a reasonable period of time, such fair value shall be determined by an independent appraiser experienced in valuing securities jointly selected by the Corporation and the Majority Holders. The determination of such appraiser shall be final and binding upon the parties, and the Corporation and the holders of Series B Preferred (pro rata based on the number of Shares held by each such holder) each shall pay one-half of the fees and expenses of such appraiser.

          "Fundamental Change" means (1) any sale or transfer of more than 50% of the assets of the Corporation and its Subsidiaries on a consolidated basis (measured by Fair Market Value) in any transaction or series of transactions, or
(2) any merger or consolidation to which the Corporation is a party or any recapitalization, reorganization or reclassification of the Corporation or its capital stock, except for a merger, recapitalization, reorganization or reclassification in which the Corporation is the surviving corporation, the terms of the Series B Preferred are not changed and the Series B Preferred is not exchanged for cash, securities or other property, and after giving effect to such merger, recapitalization, reorganization or reclassification, the beneficial holders of the Corporation's outstanding capital stock immediately prior to the merger shall continue to own the Corporation's outstanding capital stock possessing the voting power (under ordinary circumstances) to elect a majority of the Corporation's Board of Directors and no Person or group of Persons (as the term "group" is used under the Securities Exchange Act of 1934), other than the initial holders of Series B Preferred, has "beneficial ownership" (as that term is used under the Securities Exchange Act of 1934, as amended) of more than 25% of the outstanding Common Stock.

          "Funded Debt" means at a particular time, without duplication, (i) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security and (iii) any indebtedness described in clauses (i) or (ii) guaranteed in any manner by a Person (including, without limitation, guarantees in the form of an agreement to repurchase or reimburse); provided that "Funded Debt" shall not include any loans between the Corporation and/or its Wholly-Owned Subsidiaries.

          "GAAP" means generally accepted accounting principles in the United States, consistently applied.

          "Investments" as applied to any Person means (i) any direct or indirect purchase or other acquisition by such Person of any notes, obligations, instruments, stock, securities or ownership interests (including partnership interests and joint venture interests) of any other Person and (ii) any capital contribution by such Person to any other Person.

          "Junior Securities" means shares of any class or series of the Corporation's capital stock or other equity securities which are junior to the Series B Preferred in all respects with respect to preference and priority on dividends, redemptions, liquidations and otherwise, including, without limitation, (i) not having redemption rights or obligations or other put or call rights in priority to, or earlier in time than, the payment in full in cash of the Redemption Price or conversion of all Shares of Series B Preferred, except for after the Scheduled Demand Redemption Date, (ii) being subordinate in all respects to prior payment in full of all amounts to which the holders of the Series B Preferred are entitled hereunder upon a Liquidation Event (including in the case of any deemed Liquidation Event described in Section 2C), (iii) not providing for cash dividends (although such securities may have payment-in-kind or accruing dividends), (iv) not containing any other rights or terms entitling the holder thereof to receive or obtain any other payments prior to the payment in full of all amounts to which the holders of Series B Preferred are entitled,
(v) not containing any provision which in any way could impair, restrict or otherwise adversely affect the Corporation's right or ability to comply with its obligations with respect to the Series B Preferred, (vi) not containing any other rights superior to the rights afforded to the holders of Series B Preferred pursuant to this Certificate of Designation, and (vii) not providing for or permitting the conversion, exercise or exchange of such security (regardless of the circumstances) into or for a security other than a Junior Security as otherwise described in this definition.

          "Liquidation Event" has the meaning specified in Section 2A.

          "Liquidation Payment Amount" has the meaning specified in Section 2C.

          "Liquidation Value" of any Share as of any particular date shall be equal to $1,000.

          "Majority Holders" means the holders of a majority of the then outstanding Series B Preferred.

          "Market Price" of any security means the average, over a period of 20 days consisting of the day as of which "Market Price" is being determined and the 19 consecutive trading days prior to such day, of the closing prices of such security's sales on the principal securities exchange on which such security may at the time be listed, or, if there has been no sales on such exchange on any day, the average of the highest bid and lowest asked prices on such exchange at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the Nasdaq National Market System as of 4:00 P.M., New York time, or, if on any day such security is not quoted in the Nasdaq National Market System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization. If at any time such security is not listed on any securities exchange or quoted in the Nasdaq National Market System or the over-the-counter market, the "Market Price" shall be the fair value thereof determined jointly by the Corporation and the Majority Holders. If such parties are unable to reach agreement within a reasonable period of time, such fair value shall be determined by an independent appraiser experienced in valuing securities jointly selected by the Corporation and the Majority Holders. The determination of such appraiser shall be final and binding upon the parties, and the Corporation and the holders of Series B Preferred (pro rata based on the number of Shares held by each such holder) each shall pay one-half of the fees and expenses of such appraiser.

          "Marketable Securities" means securities which are (i) listed or quoted on a United States national securities exchange or quoted on a United States national automated inter-dealer quotation system, (ii) in the Majority Holders' reasonable belief after consultation with counsel, immediately eligible for sale by each holder pursuant to a registration statement effective under the Securities Act of 1933, as amended, or immediately eligible for sale by the holder (independently of sales by other holders) pursuant to Rule 144(k) of the Securities Act of 1933, as amended, or any similar provision then in force and
(iii) not subject to any "hold-back" or "lock-up" imposed by a managing underwriter in connection with a public offering of the issuer or any other restriction on the disposition thereof under the terms of any other agreement.

          "Material Adverse Effect" means a material and adverse effect, change or development upon or in the business, operations, assets, liabilities, condition (financial or otherwise), business prospects or operating results of the Corporation and its Subsidiaries taken as a whole.

          "Options" means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

          "Organic Change" has the meaning specified in Section 5F.

          "Permitted Stock Plans" means the following stock option plans of the Company, each of which have been approved by the Company's stockholders in accordance with the applicable rules of the Nasdaq National Market: 1995 Stock Option Plan, 1996 Stock Option Plan, 1996 Outside Director Stock Option Plan, 1998 Non-statutory Stock Option Plan and 2005 Performance Incentive Plan.

          "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

          "Public Offering" means any offering by the Corporation of its capital stock or equity securities to the public pursuant to an effective registration statement under the Securities Act of 1933, as then in effect, or any comparable statement under any similar federal statute then in force.

          "Purchase Agreement" means the Preferred Stock Purchase Agreement, dated as of April 23, 2006, by and among the Corporation and certain investors, as such agreement may from time to time be amended in accordance with its terms.

          "Purchase Rights" has the meaning specified in Section 6.

          "Redemption Date" as to any Share means the date specified in the notice of any redemption at the Corporation's option or at the Scheduled Redemption Date; provided that no such date shall be a Redemption Date unless the Cash Redemption Price is actually paid in full on such date, and if not so paid in full, the Redemption Date shall be the date on which such amount is fully paid.

          "Registration Rights Agreement" means the Registration Rights Agreement, dated as of April 23, 2006, by and among the Corporation and certain investors, as such agreement may from time to time be amended in accordance with its terms.

          "Scheduled Demand Redemption Date" has the meaning specified in
Section 3A.

          "SEC Reports" means the quarterly reports on Form 10-Q and the annual reports on Form 10-K (including any amendments thereto) required to be filed by it with the Securities and Exchange Commission (including any successor thereto) pursuant to the federal securities laws and the Securities and Exchange Commission rules and regulations thereunder.

          "Senior Debt" means (a) the Credit Agreement ("Credit Agreement"), dated July 5, 2006, by and among the Corporation, the Lenders identified therein, Citigroup North America, Inc., as Administrative Agent and Collateral Agent, Citibank, N.A., as Issuing Bank, and the other agents party thereto, including any notes, guarantees, collateral and security documents, instruments and agreements executed in connection therewith, and in each case, as amended, restated, refinanced or waived from time to time (other than to increase the principal amount or maturity thereof unless consented to by the Majority Holders if the Majority Holders continue to possess the other voting rights set forth in
Section 4B hereof at the time of such increase in principal amount or maturity; and, notwithstanding the foregoing, increases in principal amount or commitments under the Credit Agreement in an aggregate amount of up to an additional $75.0 million pursuant to Section 2.21 thereunder (or any successor provision thereto) shall not require the consent of the Majority Holders pursuant to Section 4B hereof or otherwise, and shall for all purposes hereof constitute "Senior Debt") and (b) all obligations thereunder or with respect thereto.

          "Series B Director" has the meaning specified in Section 4A.

          "Series B Preferred" has the meaning specified in Section 1A.

          "Share" has the meaning specified in Section 1A.

          "Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing general partner of such limited liability company, partnership, association or other business entity. For purposes of this Certificate of Designation, if the context does not otherwise specify in respect of which Person the term "Subsidiary" is used, the term "Subsidiary" shall refer to a Subsidiary of the Corporation.

          "Thoma Cressey" means, collectively, any and all funds affiliated with Thoma Cressey Equity Partners Inc. and their co-investors and limited partners.

          "Transaction Documents" means the Purchase Agreement, the Registration Rights Agreement, the Disclosure Schedules, any other agreement contemplated hereby or thereby to which the Corporation is a party and any certificate delivered by the Corporation with respect hereto or thereto in connection with the Closing.

          "Underlying Common Stock" means (i) the Common Stock issuable upon conversion of the Series B Preferred and (ii) any Common Stock issuable with respect to the securities referred to in clause (i) above by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. For all purposes of this Certificate of Designation, any Person who holds Series B Preferred shall be deemed to be the holder of the Underlying Common Stock obtainable upon conversion of the Series B Preferred in connection with the transfer thereof or otherwise regardless of any restriction or limitation on the conversion of the Series B Preferred, such Underlying Common

Stock shall be deemed to be in existence and outstanding, and such Person shall be entitled to exercise the rights of a holder of Underlying Common Stock hereunder.

          "Wholly-Owned Subsidiary" means, with respect to any Person, a Subsidiary of which all of the outstanding capital stock or other ownership interests are owned by such Person or another Wholly-Owned Subsidiary of such Person.

                                      ****

                            [Signature page follows.]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be executed by its duly authorized officer this 5th day of July, 2006.

                                        JDA SOFTWARE GROUP, INC.


                                        /s/ Hamish Brewer
                                        ----------------------------------------
                                        By: Hamish Brewer
                                        Its: President and Chief Executive
                                             Officer